Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Carlyle Tactical Private Credit Fund:

We consent to the use of our report, dated February 27, 2020, with respect to the consolidated financial statements of Carlyle Tactical Private Credit Fund, formerly OFI Carlyle Private Credit Fund (the “Fund”) as of December 31, 2019, incorporated by reference herein.

KPMG LLP

Denver, Colorado

April 29, 2021